UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2023

FORWARD AIR CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	000-22490	62-1120025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1915 Snapps Ferry Road, Building N Greeneville, Tennessee 37745 (423) 636-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01-	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Agreement and Plan of Merger

On August 10, 2023, Forward Air Corporation, a Tennessee corporation (“Parent” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Omni Newco LLC, a Delaware limited liability company (“Omni”), and certain other parties. The Merger Agreement provides that Parent, through a series of transactions involving Parent’s direct and indirect subsidiaries (collectively with the other transactions contemplated by the Merger Agreement and the other Transaction Agreements referred to therein, the “Transactions”), will acquire Omni for a combination of (a) $150 million in cash and (b) (i) common equity consideration representing 5,135,008 shares of Parent’s outstanding common stock, par value $0.01 per share (“Parent Common Stock”) on an as-converted and as-exchanged basis (the “Common Equity Consideration”) and (ii) non-voting, convertible perpetual preferred equity consideration representing, if Parent’s shareholders give the Conversion Approval (discussed in the section below entitled “Charter Amendment – Parent Series C Preferred Stock”), an additional 10,615,418 shares of Parent Common Stock on an as-converted and as-exchanged basis (the “Convertible Preferred Equity Consideration”). The Common Equity Consideration will represent, as of the closing of the Transactions (the “Closing”) and before any Conversion Approval, 16.5% of the Parent Common Stock, on a fully diluted, as-exchanged basis. If Parent’s shareholders provide the Conversion Approval, the Common Equity Consideration and the Convertible Preferred Equity Consideration together will represent as of Closing 37.7% of the Parent Common Stock on a fully diluted, as-converted and as-exchanged basis.

Prior to the consummation of the Transactions, Parent will complete a restructuring, pursuant to which, among other things, Parent will contribute all of its operating assets to Clue Opco LLC, a newly formed subsidiary of Parent that is a Delaware limited liability company (“Opco”). After giving effect to the consummation of the Transactions, Opco will be structured as an umbrella partnership C corporation through which the existing direct and certain indirect equityholders of Omni (“Omni Holders”) will at the Closing hold a portion of the Common Equity Consideration and Convertible Preferred Equity Consideration in the form of Opco units that are exchangeable for Parent Common Stock and Parent Series C Preferred Units as described below. See the section below entitled “Opco LLCA” for additional information regarding Opco.

The portion of the transaction consideration payable to Omni Holders that is Common Equity Consideration will consist of (a) shares of Parent Common Stock and (b) Opco Class B Units (as defined below) and corresponding Parent Series B Preferred Units (as defined below) that will be exchangeable at the option of the holders thereof into shares of Parent Common Stock pursuant to the Opco LLCA (as defined below). The portion of the transaction consideration payable to the Omni Holders that is Convertible Preferred Equity Consideration will consist of (a) Parent Series C Preferred Units (as defined below) that will automatically convert into shares of Parent Common Stock upon the receipt of the Conversion Approval and (b) Opco Series C-2 Preferred Units (as defined below) that will be economically equivalent to the Parent Series C Preferred Units and will automatically convert into Opco Class B Units and corresponding Parent Series B Preferred Units upon receipt of the Conversion Approval pursuant to the Opco LLCA. The Parent Common Stock issued at Closing and prior to any Conversion Approval will represent no more than 19.99% of the fully diluted voting power of Parent as of immediately prior to the Closing. The Convertible Preferred Equity Consideration will have an aggregate liquidation preference of $1,167,695,980 at Closing which, as described above, will convert if Parent’s shareholders provide the Conversion Approval into (i) Parent Common Stock and (ii) Opco Class B Units and corresponding Parent Series B Preferred Units.

The Merger Agreement contains (a) customary representation and warranties of the parties, in each case generally subject to customary materiality and other qualifiers and (b) customary pre-closing covenants of the parties, including covenants requiring both Parent and Omni to use commercially reasonable efforts to carry on its business in all material respects in the ordinary course, and refrain from taking certain types of actions, without the other party’s consent (not to be unreasonably withheld, delayed or conditioned), subject to certain exceptions. Parent and Omni also agreed to use their respective reasonable best efforts to obtain all antitrust approvals and to consummate the Transactions as promptly as possible, subject to certain exceptions and limitations.

The Merger Agreement also contains customary termination rights, including for the benefit of Parent and Omni, (a) if the other party breaches its representations, warranties or covenants under the Merger Agreement to a degree that would cause a failure of the closing conditions (subject to a cure right), (b) if Closing does not occur on or before February 10, 2024 (subject to the ability of the parties to extend such date to May 10, 2024 for certain limited purposes in connection with obtaining certain required regulatory clearances), (c) if a governmental authority has enacted, issued, promulgated, enforced or entered any law, which is then in effect, is final and nonappealable and has the effect of (i) enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions or (ii) imposing an action on Parent or Omni that individually or in the aggregate would have, or would reasonably be expected to have, (A) an effect that, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Parent, its subsidiaries and its affiliates (including Omni and its subsidiaries), taken as a whole (after giving effect to the Transactions but before giving effect to such effect) or (B) a prohibition on Parent and its affiliates owning, retaining, controlling, operating or managing a material portion of the business of Omni and its subsidiaries (including any requirement to implement a voting trust, proxy agreement or substantially similar arrangement in respect of Omni and its subsidiaries) or (d) if Parent and Omni mutually consent to termination in writing.

The consummation of the Transactions is subject to customary closing conditions, including the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and there not having occurred with respect to Omni’s business or Parent’s business a material adverse effect, subject to certain customary exceptions. All approvals required from the Omni Holders have been obtained. Neither the Conversion Approval nor the Financing (as described below) are conditions to Closing.

Charter Amendment

Parent Series B Preferred Stock

Pursuant to Articles of Amendment to the Restated Charter of Parent to be filed with the Secretary of State of the State of Tennessee at the Closing (the “Charter Amendment”), Parent will establish the terms of a new series of preferred stock of Parent designated as “Series B Preferred Stock” (the “Parent Series B Preferred Stock”), and, at the Closing, certain Omni Holders will receive fractional units (the “Parent Series B Preferred Units”) each representing one one-thousandth of a share of Parent Series B Preferred Stock. Each Parent Series B Preferred Unit will, together with a corresponding Opco Class B Unit, be exchangeable at the option of the holder thereof into one share of Parent Common Stock.

Holders of Parent Series B Preferred Units and holders of Parent Common Stock will vote together as a single class on all matters to be voted on by Parent’s shareholders, subject to limited exceptions. Each holder of record of Parent Series B Preferred Units will be entitled to cast one vote for each such unit.

Pursuant to the Charter Amendment, the Parent Series B Preferred Units will have a liquidation preference of $0.01 per unit and will not be entitled to receive any dividends independent of their corresponding Opco Class B Units. A Parent Series B Preferred Unit and its corresponding Opco Class B Unit may only be transferred together as a single, combined unit.

Parent Series C Preferred Stock

Pursuant to the Charter Amendment, Parent will also establish the terms of a new series of convertible preferred stock of Parent designated as “Series C Preferred Stock” (the “Parent Series C Preferred Stock”), and, at the Closing, certain Omni Holders will receive fractional units (each, a “Parent Series C Preferred Unit”) each representing one one-thousandth of a share of Parent Series C Preferred Stock. The liquidation preference of a Parent Series C Preferred Unit will be equal to $110.00 per unit, subject to adjustment for any in-kind payment of the Annual Coupon as described below (the “Liquidation Preference”).

In connection with the Transactions, Parent has agreed to use its reasonable best efforts to obtain the approval of its shareholders to, among other things, convert the Parent Series C Preferred Units to Parent Common Stock in accordance with the listing rules of NASDAQ (the “Conversion Approval”) at the first annual meeting of Parent’s shareholders following the Closing. If Parent does not obtain the Conversion Approval at such annual meeting, then, so long as any Parent Series C Preferred Units remain outstanding, Parent has agreed to continue to use its reasonable best efforts to obtain the Conversion Approval at each annual meeting of shareholders thereafter until the Conversion Approval is obtained.

If the Conversion Approval is obtained, a Parent Series C Preferred Unit will automatically convert into a number of shares of Parent Common Stock equal to the quotient of the aggregate Liquidation Preference of such Parent Series C Preferred Unit ($110.00 at closing) and a conversion price of $110.00 (subject to customary anti-dilution adjustments, the “Conversion Price”). If the Conversion Approval is obtained prior to the first anniversary of closing, each Parent Series C Preferred Unit is expected to automatically convert into one share of Parent Common Stock.

The Parent Series C Preferred Units will be perpetual and rank senior to the Parent Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. The Parent Series C Preferred Units will also be entitled to receive dividends declared or paid on the Parent Common Stock on an as-converted basis. In addition, the Parent Series C Preferred Units will accrue on each anniversary of issuance a cumulative annual dividend (without any interim accrual) equal to the product of (a) a rate to be fixed at Closing (which will equal the rate per annum equal to a spread of 3.50% above the yield payable on the most junior tranche of debt issued in connection with the Transactions, rounded to the nearest 0.25%) multiplied by (b) the Liquidation Preference (the “Annual Coupon”). The Annual Coupon will be paid, at Parent’s option, in cash or in-kind by automatically increasing the Liquidation Preference in an equal amount. For so long as the Parent Series C Preferred Units remain outstanding, subject to certain limited exceptions, Parent will not be able to declare, make or pay dividends or distributions unless all accrued and unpaid dividends have been paid in cash or in kind on the Parent Series C Preferred Units.

In the event of any liquidation, dissolution or winding-up of Parent, each holder of Parent Series C Preferred Units will be entitled to receive an amount equal to the sum of (a) the greater of (i) the aggregate Liquidation Preference attributable to such holder’s Parent Series C Preferred Units, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Parent Common Stock or such other class or series of securities into which such holder’s Parent Series C Preferred Units is then convertible (assuming the conversion of each Parent Series C Preferred Unit), multiplied by (y) the number of shares of Parent Common Stock or such other securities into which the Parent Series C Preferred Units are then convertible, plus (b) an amount of all declared and unpaid dividends with respect thereto.

The Parent Series C Preferred Units will generally be non-voting, except that certain matters adversely affecting the rights and privileges of the Parent Series C Preferred Units will require the consent of the holders of a majority of the outstanding Parent Series C Preferred Units, voting as a separate class.

Commencing on the sixth anniversary of the Closing (and, thereafter, only during the 60-day period following any anniversary of Closing), the Parent Series C Preferred Units will be callable at Parent’s option in whole (and not in part), at a call price per Parent Series C Preferred Unit equal to (a) the product of (i) the greater of (A) the outstanding liquidation preference of such Parent Series C Preferred Unit and (B) the product of (x) the number of shares of Parent Common Stock into which such Parent Series C Preferred Unit would be convertible upon receipt of the Conversion Approval, and (y) the 20-day volume-weighted average price per share of Parent Common Stock during a defined period prior to the call, and (ii) 103%, plus (b) the amount of all declared and unpaid dividends in respect of such Parent Series C Preferred Unit.

Opco LLCA

Following the Closing, Parent will operate its business through Opco, which will indirectly hold all of the assets and operations of Parent and Omni. Opco will be governed by an amended and restated limited liability company agreement of Opco (the “Opco LLCA”) to be entered into at the Closing.

As a result of the Transactions, the Omni Holders will at Closing hold (a) a portion of the Common Equity Consideration in the form of units of Opco designated as “Class B Units” (“Opco Class B Units”) and corresponding Parent Series B Preferred Units and (b) a portion of the Convertible Preferred Equity Consideration in the form of units of Opco designated as “Series C-2 Preferred Units” (“Opco Series C-2 Preferred Units”). An OpCo Class B Unit, together with a corresponding Parent Series B Preferred Unit, generally will be equivalent economically and in respect of voting power to one share of Parent Common Stock. The Opco Series C-2 Preferred Units will have substantially the same terms as the Parent Series C Preferred Units except, as described in more detail below, Opco Series C-2 Preferred Units will automatically convert upon the Conversion Approval into Opco Class B Units and corresponding Parent Series B Preferred Units instead of Parent Common Stock.

Pursuant to the Opco LLCA, a holder of Opco Class B Units (other than Parent or its affiliates) will have the right to exchange all or a portion of its Opco Class B Units (together with a corresponding number of Parent Series B Preferred Units) for, at Parent’s option, an equal number of shares of Parent Common Stock or cash. Prior to the Conversion Approval, Opco Series C-2 Preferred Units will be exchangeable by the holders thereof for an equivalent number of Parent Series C Preferred Units. Immediately after the Conversion Approval, Opco Series C-2 Preferred Units will automatically convert to Opco Class B Units based on liquidation preference of such units and the same Conversion Price as the Parent Series C Preferred Units (as increased by any accrued and unpaid dividends on such Opco Series C-2 Preferred Units) and Parent will issue the holder thereof corresponding Parent Series B Preferred Units on a one-for-one basis for each such Opco Class B Unit.

Shareholders Agreements

At the Closing, John J. Schickel, Jr. will be appointed to the Board of Directors of Parent (the “Board”), along with three additional directors designated by the Omni Holders as described below. In addition, at Closing, Parent will enter into (i) a shareholders agreement (the “REP Shareholders Agreement”) with affiliates of Ridgemont Equity Partners (“REP”), which will provide, among other things, that REP will have the right to nominate two directors to the Board and (ii) a shareholders agreement (the “EVE Shareholders Agreement” and, together with the REP Shareholders Agreement, each a “Shareholders Agreement”) with certain indirect equity holders of Omni related to EVE Omni Investor, LLC (“EVE Related Holders” and, together with REP, the “Shareholders”), which will provide, among other things, that the EVE Related Holders will have the right to nominate one director to the Board. The Shareholders Agreements provide the Shareholders the right to nominate their respective nominees, subject to terms and conditions related to ongoing ownership of Parent equity securities by each respective Shareholder. Each Shareholder Agreement, among other things, (a) requires each of the Shareholders to vote such Shareholder’s voting securities of Parent in favor of directors nominated by the Board and against any other nominees, (b) provides that each of the Shareholders is subject to standstill restrictions, subject to certain exceptions, and (c) prohibits the Shareholders from transferring equity securities of Parent, subject to certain exceptions, to certain competitors of Parent and to other shareholders of Parent beneficially owning more than 10% of Parent’s voting power. REP and the EVE Related Holders are anticipated to beneficially own, on a fully-diluted basis and assuming the receipt of the Conversion Approval, equity securities following the Closing each representing approximately 13% and 6%, respectively, of Parent’s voting power. Certain other indirect holders of Omni, which will represent approximately 7% of Parent’s voting power assuming receipt of the Conversion Approval, are also subject to the voting obligations, standstill restrictions and transfer restrictions of the EVE Shareholders Agreement until the first anniversary of Closing.

In addition, at the Closing, Parent will also enter into a separate investor rights agreement (the “Investor Rights Agreement”) with the Shareholders and certain other Omni Holders, pursuant to which the Shareholders and such other Omni Holders will have customary registration rights, including certain demand and piggyback registration rights, and will be subject to a lock-up preventing transfers of Parent’s equity securities, subject to certain exceptions, for up to one year following closing.

Tax Receivable Agreement

In connection with the Closing, Parent, Opco, Omni Holders and certain other parties will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which sets forth the agreement among the parties regarding the sharing of certain tax benefits realized by Parent as a result of the Transactions. Pursuant to the Tax Receivable Agreement, Parent will be generally obligated to pay certain Omni Holders 83.5% of (a) the total tax benefit that Parent realizes as a result of increases in tax basis in Opco’s assets resulting from certain actual or deemed distributions and the future exchange of units of Opco for shares of securities of Parent (or cash) pursuant to the Opco LLCA, (b) certain pre-existing tax attributes of certain Omni Holders that are corporate entities for tax purposes, (c) the tax benefits that Parent realizes from certain tax allocations that correspond to items of income or gain required to be recognized by certain Omni Holders, and (d) other tax benefits attributable to payments under the Tax Receivable Agreement. Payment obligations under the Tax Receivable Agreement will rank pari passu with all unsecured obligations of Parent but senior to any future tax receivable or similar agreement entered into by Parent.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Parent elects to terminate the Tax Receivable Agreement early (or it is terminated early due to a change of control or insolvency event with respect to Parent or a material breach by Parent of a material obligation under the Tax Receivable Agreement). Upon such an early termination, Parent will be required to make a payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement). In the event of a change of control, under certain circumstances, Parent may elect to pay the early termination payment over a period of 15 years, with the payments increased to reflect the time value of money.

Commitment Letter

In connection with entry into the Merger Agreement, Parent also entered into a commitment letter (the “Commitment Letter”), with Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide to Opco, subject to the terms and conditions of the Commitment Letter, (i) up to $1,850 million of indebtedness in the form of a senior secured bridge loan facility and a senior secured first lien term loan “B” facility and (ii) a $400 million senior secured revolving credit facility (collectively, the “Facilities”). The proceeds of the Facilities will be used to (a) finance a portion of the cash consideration for the Transactions and other amounts payable by Parent and its subsidiaries under the Merger Agreement, (b) refinance certain existing indebtedness of Parent and Omni and (c) in the case of the revolving credit facility described above, finance working capital and general corporate purposes of Opco (collectively, the “Financing”).

Employment Agreement

On August 10, 2023, Parent entered into an employment agreement with John J. Schickel, Jr. (the “Employment Agreement”). Under the Employment Agreement, which will be effective as of Closing, Mr. Schickel’s compensation will consist of an initial base salary of $750,000 and an annual target bonus set at 100% of base salary, with a maximum possible bonus of 200% of base salary, subject to the discretion of the Compensation Committee of the Board of Directors of Parent. Mr. Schickel will receive equity awards with a grant-date aggregate value of $3,500,000, subject to the same terms and conditions (including with respect to equity award mix and vesting) as senior executives of Parent generally, at the same time as Parent makes its normal-course equity award grants to executives in 2024. Mr. Schickel’s target equity award for each year subsequent to 2024 will have a grant date value not less than $3,500,000, with such awards to be granted on substantially similar terms and conditions (including with respect to equity award mix and vesting) as Parent’s chief executive officer. Mr. Schickel’s grant date value is subject to reduction where, and to the same extent as, the grant date value of equity awards of similarly situated executives is also reduced.

After 2024, Mr. Schickel will continue to participate in Parent’s employee incentive programs, as administered by the Compensation Committee of the Board of Directors of Parent.

In addition to the Employment Agreement, Mr. Schickel entered into a Restrictive Covenants Agreement and he will participate in Parent’s existing Executive Severance Plan from and after the Closing. Mr. Schickel’s entitlement to termination benefits, if any, and his continuing obligations to Parent following any termination will be determined by Parent’s existing Executive Severance Plan and the Restrictive Covenant Agreement.

Disclaimer

The foregoing descriptions of each of the Merger Agreement, the Charter Amendment, the Shareholders Agreements and the Investor Rights Agreement (together, the “Transaction Agreements”) do not purport to be complete and are subject to, and qualified in each case in its entirety by, the full text of each Transaction Agreement, a copy of which is attached hereto as Exhibit 2.1, 99.1, 99.2, 99.3 and 99.4, each of which is incorporated herein by reference.

The Transaction Agreements have been included to provide investors with information regarding their terms. The Transaction Agreements are not intended to provide any other factual information about Parent, Omni or their respective subsidiaries or affiliates or any of other the parties thereto. The representations, warranties and covenants contained in each of the Transaction Agreements were made solely for purposes of such Transaction Agreement and as of specific dates, were solely for the benefit of the parties to such Transaction Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such Transaction Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under any of the Transaction Agreements and should not and cannot rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of each of the Transaction Agreements, which subsequent information may or may not be fully reflected in Parent’s public disclosures.

ITEM 3.02.	UNREGISTERED SALE OF EQUITY SECURITIES.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 10, 2023, Mr. Scott M. Niswonger submitted to the Chairman of the Board a notice of resignation from his position as a Director of the Company. The Company appreciates Mr. Niswonger’s dedicated service to the Board and wishes him well. The Board has not yet determined whether to fill the vacancy created by Mr. Niswonger’s resignation or to reduce the size of the Board from twelve to eleven Directors.

As described under the section entitled “Shareholders Agreements” in Item 1.01 of this Current Report on Form 8-K, the Company, concurrently with the Closing, will expand the size of the Board to permit Omni to designate four additional Directors.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K under the section titled “Employment Agreement” is incorporated by reference herein.

ITEM 7.01.	REGULATION FD DISCLOSURE.

On August 10, 2023, Parent and Omni issued a joint press release announcing that the two companies have entered into the Merger Agreement, a copy of which is attached as Exhibit 99.5 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 10, 2023, Parent and Omni issued a joint investor presentation in connection with the announcement of the Merger Agreement, a copy of which is attached as Exhibit 99.6 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 13, 2023, Parent issued a press release regarding the Transactions contemplated by the Merger Agreement, a copy of which is attached as Exhibit 99.7 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 13, 2023, Parent issued an investor presentation providing additional information regarding the Transactions contemplated under the Merger Agreement, a copy of which is attached as Exhibit 99.8 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.5, 99.6, 99.7 and Exhibit 99.8 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

ITEM 8.01 - OTHER EVENTS

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

2.1*	Agreement and Plan of Merger, dated as of August 10, 2023, by and among, among others, Forward Air Corporation and Omni Newco LLC

99.1	Form of Articles of Amendment to the Restated Charter of Parent

99.2*	Form of Shareholder Agreement, by and among, among others, Forward Air Corporation and REP Omni Holdings, L.P.

99.3*	Form of Shareholder Agreement, by and among, Forward Air Corporation, Eve Omni Investor, LLC and Omni Investor Holdings, LLC

99.4*	Form of Investor Rights Agreement, by and among, among others, Forward Air Corporation, REP Omni Holdings, L.P. and Omni Investor Holdings, L.P.

99.5	Joint Press Release of Parent and Omni, dated as of August 10, 2023

99.6	Joint Investor Presentation, dated as of August 10, 2023

99.7	Press Release of Parent, dated as of August 13, 2023

99.8	Investor Presentation, dated as of August 13, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. Parent agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Cautionary Statement Regarding Parent-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements may reflect Parent’s expectations, beliefs, hopes, intentions or strategies regarding, among other things, the Transactions between Parent and Omni, the expected timetable for completing the Transaction, the benefits and synergies of the Transactions and future opportunities for the combined company, as well as other statements that are other than historical fact, including, without limitation, statements concerning future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations, projections, estimates, assumptions and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. Parent can give no assurance that its expectations will be attained. Parent’s actual results, liquidity and financial condition may differ from the anticipated results, liquidity and financial condition indicated in these forward-looking statements. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause Parent’s actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, but without limitation:

•	the parties’ ability to consummate the Transactions and to meet expectations regarding the timing and completion thereof;

•

the satisfaction or waiver of the conditions to the completion of the Transactions, including the receipt of all required regulatory approvals or clearances in a timely manner and on terms acceptable to Parent;

•

the risk that the parties may be unable to achieve the expected strategic, financial and other benefits of the Transactions, including the realization of expected synergies and the achievement of deleveraging targets, within the expected time-frames or at all;

•

the risk that the committed financing necessary for the consummation of the Transactions is unavailable at the closing, and that any replacement financing may not be available on similar terms, or at all;

•	the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected;

•

the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the Transactions;

•

the risk that, if Parent does not obtain the necessary shareholder approval for the conversion of the Parent Series C Preferred Stock, Parent will be required to pay an annual dividend on such outstanding Parent Series C Preferred Stock;

•

the risks associated with being a holding company with the only material assets after completion of the Transactions being the interest in the combined business and, accordingly, dependency upon distributions from the combined business to pay taxes and other expenses;

•	the requirement for Parent to pay certain tax benefits that it may claim in the future, and the expected materiality of these amounts;

•	risks associated with organizational structure, including payment obligations under the Tax Receivable Agreement, which may be significant, and any accelerations or significant increases thereto;

•

the inability to realize all or a portion of the tax benefits that are currently expected to result from the acquisition of certain corporate owners of Omni, certain pre-existing tax attributes of Omni Holders and tax attributes that may arise on the distribution of cash to Omni Holders in connection with the Transactions, as well as the future exchanges of Opco units and payments made under the Tax Receivable Agreement;

•	increases in interest rates;

•	changes in Parent’s credit ratings and outlook;

•	risks relating to the indebtedness Parent expects to incur in connection with the Transactions and the need to generate sufficient cash flows to service and repay such debt;

•	the ability to generate the significant amount of cash needed to service the indebtedness;

•	the limitations and restrictions in surviving agreements governing indebtedness;

•	risks associated with the need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the ownership of current Parent shareholders; and

•	general economic and market conditions.

These and other risks and uncertainties are more fully discussed in the risk factors identified in “Item 1A. Risk Factors” in Part I of Parent’s most recently filed Annual Report on Form 10-K, and as may be identified in Parent’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except to the extent required by law, Parent expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Parent’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: August 14, 2023	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer